Exhibit 10.23

PROMISSORY NOTE

$500,000.00

January 31, 2005

FOR VALUE RECEIVED, Jeffrey R. Herold and Catherine Herold, husband and wife and as joint tenants (collectively, the “Maker”), promises to pay to the order of The Brickman Group, Ltd., a Delaware corporation (“Payee”), at such address as may hereafter be specified by Payee, in lawful money of the United States of America, the principal sum of Five Hundred Thousand Dollars ($500,000.00) (the “Loan”).

Section 1. Definitions. Whenever used in this Promissory Note, the following words and phrases shall have the respective meanings ascribed to them as set forth below:

(a) “Bankruptcy Code” - means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

(b) “Brickman Change of Control” - means a transfer of the voting common stock of Payee or Brickman Group Holdings, Inc., whether pursuant to a sale of stock, merger, recapitalization, tender offer or other stock transaction, pursuant to which the Brickman Family Group is not the beneficial owner (as set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of a majority of the voting common stock of Payee where, after such transfer, no member of the Brickman Family Group is serving as Payee’s Chairman of the Board of Directors, Chief Executive Officer, or President.

(c) “Brickman Family Group” - means collectively (i) Scott W. Brickman, Steven G. Brickman, Susan B. McGrath, Julie B. Carr, Theodore W. Brickman, Jr. and The Brickman Foundation, (ii) any spouse and descendants (whether natural or adopted), heirs, executors, administrators, testamentary trustees or legatees of any of the foregoing individuals, and (iii) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders or members or general and limited partners of which, are any of the foregoing individuals and/or the spouse and/or descendants of any of the foregoing individuals.

(d) “Default Rate” - as defined in Section 7 hereof.

(e) “Event of Default” - Each of the following shall constitute an Event of Default if it is not cured within its respective applicable cure period hereunder: (i) if Maker fails to make any payment of principal or any other sum payable hereunder within 120 days of its due date; (ii) if a default shall be made in the due observance or performance by Maker of any covenant, condition, agreement or representation contained herein or in the Mortgage (other than those specified in (i) above), and only with respect to defaults herein, such default shall continue unremedied or shall not be waived for a period of 10 days; (iii) if any representation or warranty made by Maker shall prove to have been false or misleading in any material respect when so made, deemed made or furnished in this Promissory Note; or (iv) if any proceeding under the Bankruptcy Code or any law of the United States or of any state relating to insolvency, receivership, or debt adjustment is instituted by Maker, or if any such proceeding is instituted against Maker and is consented to by the respondent or an order for relief shall be entered in such proceeding or such proceeding shall remain undismissed or unstayed for ninety (90) days, or if the Maker becomes a debtor under the Bankruptcy Code or a trustee or receiver is appointed for any substantial part of his property, or if the Maker makes an assignment for the benefit of creditors, admits in writing his inability to pay debts generally as they become due or becomes insolvent.

(f) “Loan” - as defined in the opening paragraph hereof.

(g) “Maker” - as defined in the opening paragraph hereof.

(h) “Maturity Date” - as defined in Section 3 hereof.

(i) “Mortgage” - as defined in Section 5 hereof.

(j) “Payee” - as defined in the opening paragraph hereof.

(k) “Residence” shall mean the Maker’s residence at 2602 Triadelphia Lake Road, Brookville, MD 20833.

(l) “Termination of Employment” shall mean the termination, for any reason, of Jeffrey R. Herold’s employment with Payee.

Section 2. Employee-Relocation Loan Certification; Use of Proceeds. Each of Maker and Payee intend to treat the Loan as an employee-relocation loan under the provisions of Temporary Treasury Regulation 1.7872-5T, which exempts qualified loans from rules otherwise applicable to interest-free loans. In accordance with the regulation, Maker hereby certifies that (i) Maker reasonably expects to be entitled to and will itemize deductions on Maker’s federal income tax returns for each year the Loan is outstanding and (ii) the proceeds of this Loan will be used by Maker solely to purchase the Residence. The Loan shall be non-interest bearing except to the extent set forth in Section 7 hereof.

Section 3. Principal. Maker shall repay the principal of the Loan on the earliest to occur of (i) Termination of Employment, (ii) the sale or other transfer of Maker’ s Residence or if the Residence ceases to be Jeffrey R. Herold’s principal residence or (iii) January 31, 2015 (in each case the “Maturity Date”). Notwithstanding the foregoing, if Jeffery R. Herold is an employee in good standing with Payee on December 31, 2005, and thereafter on each subsequent anniversary thereof until December 31, 2014, then in such event and on each such annual anniversary, as applicable, Payee shall reduce and forgive the principal amount by Fifty Thousand Dollars ($50,000). In the event of Maker’s Termination of

Employment, the amount of principal reduced and forgiven shall in all events be prorated based on the actual date of Maker’s Termination of Employment over the ten (10) year period of time from the date first set forth above. In the event prior to the Maturity Date of (i) the death of Jeffrey R. Herold or (ii) the occurrence of a Brickman Change of Control, the entire principal amount and any other amounts due under this Promissory Note as of the date of such event shall be forgiven and this Loan shall be deemed paid in full. Maker acknowledges and agrees that Payee does not and will not indemnify Maker and will not gross-up any payments to Maker for any increase in Maker’s income or other tax liability attributable to any forgiveness of principal made pursuant to this Promissory Note. Maker (or in the case of the death of Maker their heirs, executors, administrators, testamentary trustees or legatees) will timely supply Payee with funds, or allow the Payee to withhold funds otherwise payable to Maker, in order to permit the Payee to remit all income, social security and other applicable taxes required to be paid on Jeffrey R. Herold’s behalf with respect to the compensation arising from any reduction or forgiveness of principal hereunder.

Section 4. Prepayment. Upon prior written notice to Payee, Maker may prepay the principal of the Loan in whole or in part without premium or penalty.

Section 5. Mortgage. This Loan is secured by a Deed of Trust executed by Maker, as grantor, in favor of Payee bearing even date herewith, and encumbering the Residence (the “Mortgage”).

Section 6. Representations and Warranties. This Promissory Note has been duly executed and delivered by each of Maker and Payee, and this Promissory Note constitutes the legal, valid and binding obligations of each of Maker and Payee, enforceable in accordance with its terms.

Section 7. Default Rate. Upon the occurrence of an Event of Default, immediately and without notice interest shall accrue at a rate of ten percent (10%) per annum (the “Default Rate”) until the Event of Default has been cured, or in the event the principal of the Loan has been accelerated, until this Loan is paid in full. Interest at the Default Rate shall be collectible as part of any judgment hereunder and shall be secured by the Residence. Default Rate interest shall accrue daily and be calculated on the basis of a 365-day year for the actual number of days elapsed from the occurrence of the Event of Default.

Section 8. Remedies. Upon the occurrence of any Event of Default hereunder, the entire unpaid principal balance of the Loan, together with all accrued and unpaid interest thereon and all other sums owing hereunder, shall, at the option of the Payee, become immediately due and payable, without presentation, demand or further action of any kind, and Payee may forthwith exercise, singly, concurrently, successively or otherwise, any and all rights and remedies available to Payee, including such rights and remedies available to Payee hereunder, under the Mortgage, at law or in equity. The failure of the holder hereof to accelerate the outstanding principal balance of the Loan upon the occurrence of an Event of Default hereunder shall not constitute a waiver of such default or of the right to accelerate the Loan at any time thereafter so long as the Event of Default remains uncured.

Section 9. Waivers by Maker, Right of Setoff, Cumulative Remedies, Etc.

(a) Each of Maker and Payee hereby waives its right to trial by jury in connection with the enforcement of this Promissory Note in any legal proceedings arising hereunder or thereunder.

(b) Maker of this obligation waives presentment, demand, protest and notice of nonpayment. The granting, without notice, of any extension of time for the payment of any sum due under this Promissory Note or for the performance of any covenant, condition or agreement hereof or thereof, or the taking or release of other or additional security shall in no way release or discharge the liability of Maker.

(c) Payee shall have a right of set-off against and a lien upon and a security interest in any indebtedness or obligation owing from the Payee to the Maker. The Payee shall be deemed to have exercised such right of set-off immediately upon the occurrence of any Event of Default hereunder even though such set-off is entered on the Payee’s books subsequent thereto.

(d) The obligations of the Maker under this Promissory Note shall be absolute and shall not be subject to any counterclaim, set-off, deduction or defense.

(e) No right or remedy conferred upon or reserved to Payee hereunder or with respect to any collateral securing the Loan, now or hereafter existing at law or in equity or by statute or other legislative enactment, is intended to be exclusive of any other right or remedy, and each and every such right and remedy shall be cumulative and concurrent, and shall be in addition to every other such right and remedy, and may be pursued singly, concurrently, successively or otherwise, at the sole discretion of Payee, and shall not be exhausted by any one exercise thereof but may be exercised as often as occasion therefor shall occur.

Section 10. Costs and Expenses. Maker shall pay on demand the reasonable fees and expenses of Payee’s counsel in the enforcement of the Loan. Maker shall also pay on demand all other out-of-pocket costs reasonably incurred by Payee in connection with proceedings to recover any sums due hereunder. Any such amounts not paid promptly on demand shall be added to the outstanding principal balance of this Promissory Note, shall bear interest at the Default Rate from the date of such demand until paid in full and shall be secured by the Collateral. Nothing contained in this Section 10 shall limit or impair the obligation of Maker to pay any and all costs and expenses for which Maker is otherwise liable under any document evidencing or securing the Loan and all costs and expenses provided by law.

Section 11. Interest Limitations: Severability.

(a) Nothing herein contained nor any transaction related hereto shall be construed or shall operate either presently or prospectively to require Maker to pay interest at a rate greater than is now lawful in such case to contract for, but shall require payment of interest only to the extent of such lawful rate. Any interest paid in excess of the lawful rate shall be refunded to Maker. Any such refund shall not cure or waive any default by Maker hereunder. Maker agrees, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any non-principal payment (except payments specifically stated herein to be “interest”) shall be deemed, to the extent permitted by law, to be an expense, fee, premium or penalty rather than interest.

(b) In the event that for any reason one or more of the provisions of this Promissory Note or their application to any person or circumstance shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall, to such extent, be held for naught as though not herein contained but shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Promissory Note, but this Promissory Note shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

Section 12. Successors and Assigns. This Promissory Note inures to the benefit of Payee, its successors and assigns, and is binding upon Maker, and the words “Payee” and “Maker” whenever used herein shall be deemed and construed to include such respective successors and assigns. This Promissory Note is not assignable by Maker or assumable from Maker.

Section 13. Captions. The captions or headings of the sections in this Promissory Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Promissory Note.

Section 14. Governing Law: Amendment. This Promissory Note shall be governed by and construed in accordance with the laws of the State of Maryland. This Promissory Note may only be amended by an instrument in writing signed by both Maker and Payee.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has duly executed this Promissory Note the date and year first above written.

/s/ JEFFREY R. HEROLD
Jeffrey R. Herold

/s/ CATHERINE HEROLD
Catherine Herold

Address:	2602 Triadelphia Lake Road
Brookville, MD 20833